Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 19, 2007

LEGGETT REPORTS SECOND QUARTER EPS OF $.33

Carthage, MO, July 19 —

•	Second quarter EPS of $.33.

•	Quarterly sales of $1.32 billion, a 3% decrease versus 2Q 2006.

•	Strategic review progressing; to finish within the next few months.

•	2007 guidance: EPS of $1.28-$1.44, on a 2% sales decline and additional restructuring.

•	3Q 2007 guidance: EPS of $.32-$.40 on a 2% sales decline.

Fortune 500 diversified manufacturer Leggett & Platt reported earnings of $.33 per diluted share for the second quarter, including $.02 per share of net non-recurring benefits. Per share earnings in the second quarter of 2006 were $.45, and included $.05 per share of net income from non-recurring items and discontinued prime foam operations.

Quarterly sales of $1.32 billion were 3% lower than last year’s second quarter sales (from continuing operations) of $1.36 billion. Same location sales decreased 5%, but were partially offset by a 2% increase in revenue from acquisitions (net of dispositions).

CEO Comments

CEO David S. Haffner commented, “As we mentioned a few weeks ago, several of our markets weakened considerably during the quarter, resulting in a broad-based revenue decline. Given the limited visibility inherent in our markets, we are not forecasting a robust second half of the year. We have yet to see any significant catalyst that will appreciably increase demand; accordingly, our full year guidance reflects continued market weakness for the remainder of 2007.”

Despite lower expected revenues, the company continues to have a strong balance sheet and excellent cash flow. During 2007, Leggett expects to generate about $650 million of cash, largely from operations, but supplemented with proceeds of the prime foam divestiture (completed in March) and continued gradual increase of net debt to targeted levels. Leggett plans to spend approximately $200 million of that cash on dividends and maintenance capital, with the remainder available for investment in organic growth, acquisitions, and stock repurchases.

Strategic Review

As mentioned last month, the company is in the midst of a strategic review of its business portfolio. This current analytical effort grew from a series of internal strategy discussions that commenced in mid-2006. In February, Leggett’s senior executives and Board of Directors decided to solicit additional insight. As a result, the company engaged a premier, national strategy consulting firm to provide an independent, thorough assessment of Leggett’s business units. This ongoing, in-depth review should be completed over the next few months.

Dave Haffner commented, “This current review is broader in scope, more strategic in nature, and more long-term oriented than any of our previous activities. We anticipate a transformation for Leggett & Platt during 2008 as we implement fundamental changes in our businesses. We believe these changes will significantly increase total return to our shareholders. We will share additional information about these initiatives in the coming months.”

P.O. BOX 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131

Stock Repurchase

During the quarter Leggett bought over 3 million shares of its stock, achieving its second-highest quarterly repurchase on record; most of those shares were obtained near the end of June at a price of about $22. So far during 2007, the company has purchased 5.1 million shares of its stock, and issued 1.4 million shares through benefit plans. As a result, shares outstanding have declined by 3.7 million, or nearly 2%, to 174.2 million (as of mid-July).

As mentioned previously, the Board voted in May to increase the quarterly dividend by 6%, to 18 cents per share. The current dividend yield on Leggett stock is approximately 3.2%.

2007 Outlook: $1.28-$1.44 EPS

Full year 2007 earnings are anticipated to be $1.28-$1.44 per share. Guidance includes 10 cents per share of restructuring-related costs (5 cents per share more than in previous guidance) as the company more quickly implements further required changes. Sales (from continuing operations) are anticipated to be $5.2 billion, or 2% lower than in 2006, with acquisitions adding 2% and same location sales declining by 4%.

Guidance, $/share	2Q 07	Quarterly Guidance		Full Year 2007 Guidance				2006
	Actual	3Q	4Q	June	Current	Change		Actual
Continuing Operations	.31	.32-.40	.29-.37	1.28-1.48	1.26-1.42	(.04	)*	1.49
Non-recurring Benefits	.05	—	—	.05	.05	—		.12
Restructuring-related Costs	(.03)	—	(.07)	(.05)	(.10)	(.05)		(.07)
Discontinued Operations	—	—	—	.07	.07	—		.07

EPS	.33	.32-.40	.22-.30	1.35-1.55	1.28-1.44	(.09	)*	1.61

Sales, Continuing Ops, $mln	1316	1340	1270	5220	5220	—		5314

*	Reflects change at midpoint of range.

For the third quarter, Leggett anticipates sales of approximately $1.34 billion, a 2% decrease versus 3Q 2006 (excluding discontinued operations). Quarterly earnings are anticipated to be $.32-$.40 per share.

SEGMENT RESULTS – Second Quarter 2007 (versus 2Q 2006)

Residential Furnishings – Total sales (from continuing operations) decreased $36 million, or 6%; acquisitions (net of restructuring and divestitures) added $10 million to sales, but were more than offset by a 7% decline in same location sales. EBIT (earnings before interest and income taxes) from continuing operations decreased $14 million, primarily due to lower same location sales.

Commercial Fixturing & Components – Total sales decreased $7 million, or 3%. There have been no acquisitions within the last 12 months. EBIT decreased $4 million primarily due to lower sales.

Aluminum Products – Total sales declined $22 million, or 14%, in part due to movement of a customer’s barbecue grill manufacturing to overseas locations and end-market softness. There have been no acquisitions within the last 12 months. EBIT decreased $14 million largely due to reduced sales and plant utilization.

Industrial Materials – Total sales increased $4 million, or 2%. Same location sales declined 2%. Acquisitions contributed $14 million to sales but were partially offset by $6 million of divestitures. EBIT increased $1 million.

Specialized Products – Total sales increased $17 million, or nearly 9%. Same location sales grew over 5%, and acquisitions, net of divestitures, added over 3% to sales. EBIT improved $5 million due to increased sales, absence of last year’s restructuring-related costs, and income from acquired companies.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on July 20. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 262-2140; there is no passcode. Third quarter results will be released after the market closes on Wednesday, October 17, 2007, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 124-year-old firm is composed of 28 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Director of Investor Relations

LEGGETT & PLATT	July 19, 2007

RESULTS OF OPERATIONS	SECOND QUARTER			YEAR TO DATE
(In millions, except per share data.)	2007	2006	Change	2007	2006	Change
Net sales	$1,316.1	$1,355.6	(2.9%)	$2,610.4	$2,679.4	(2.6%)
Cost of goods sold	1,081.0	1,106.7		2,146.3	2,201.1

Gross profit	235.1	248.9		464.1	478.3
Selling & administrative expenses	134.3	123.4	8.8%	256.4	244.9	4.7%
Amortization	7.2	5.1		12.8	9.4
Other expense (income), net	1.0	2.0		1.1	10.3

Earnings before interest and taxes	92.6	118.4	(21.8%)	193.8	213.7	(9.3%)
Interest expense	14.7	13.8		28.8	26.5
Interest income	1.7	2.1		3.6	3.6

Earnings before income taxes	79.6	106.7		168.6	190.8
Income taxes	19.6	25.7		46.0	53.0

Net earnings from continuing operations	60.0	81.0		122.6	137.8
Discontinued operations, net of tax	0.0	3.2		13.1	8.5
Net earnings	$60.0	$84.2	(28.7%)	$135.7	$146.3	(7.2%)

Earnings per share
Basic	$0.33	$0.45		$0.74	$0.78
Diluted	$0.33	$0.45	(26.7%)	$0.74	$0.78	(5.1%)
Average shares outstanding
Common stock (at end of period)	174.7	180.8	(3.4%)	174.7	180.8
Basic (average for period)	181.9	186.9		182.5	187.3
Diluted (average for period)	182.6	187.9		183.2	188.1

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(In millions.)	2007	2006	Change	2007	2006	Change
Net earnings	$60.0	$84.2		$135.7	$146.3
Depreciation and amortization	46.7	44.8		90.2	88.0
Working capital decrease (increase)	(17.3)	(74.6)		26.3	(45.6)
Other operating activity	3.3	13.4		(10.9)	26.8

Net Cash from Operating Activity	$92.7	$67.8	37%	$241.3	$215.5	12%
Additions to PP&E	(26.9)	(45.9)	(41%)	(71.1)	(79.8)	(11%)
Purchase of companies, net of cash	(1.1)	(59.1)		(83.7)	(64.7)
Dividends paid	(30.6)	(29.5)		(61.5)	(59.0)
Repurchase of common stock, net	(48.5)	(42.7)		(84.5)	(61.8)
Additions (payments) to debt, net	(66.7)	62.1		(3.2)	66.2
Other	14.7	11.8		99.0	13.5

Increase (Decr.) in Cash & Equiv.	$(66.4)	$(35.5)		$36.3	$29.9

EBITDA *	$139.3	$163.2	(15%)	$284.0	$301.7	(6%)

FINANCIAL POSITION	June 30
(In millions.)	2007	2006	Change
Cash and equivalents	$168.2	$94.8
Receivables	848.2	908.5	(7%)
Inventories	811.8	806.2	1%
Other current assets	96.5	101.2

Total current assets	1,924.7	1,910.7
Net fixed assets	962.9	970.4	(1%)
Other assets	1,490.8	1,408.9	6%

TOTAL ASSETS	$4,378.4	$4,290.0

Trade accounts payable	$290.4	$291.8	(0%)
Current debt maturities	82.8	50.7
Other current liabilities	386.5	417.4	(7%)

Total current liabilities	759.7	759.9	(0%)
Long term debt	1,054.8	1,032.2	2%
Deferred taxes and other liabilities	174.4	170.1
Shareholders’ equity	2,389.5	2,327.8	3%

Total capitalization	3,618.7	3,530.1

TOTAL LIABILITIES & EQUITY	$4,378.4	$4,290.0

Modified Working Capital / Sales **	20.5%	20.4%
Net Debt to Net Capital ***	27.4%	28.3%
Return on Equity ****	12.3%	10.6%

*	Earnings Before Interest, Taxes, Depreciation and Amortization.
**	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
***	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.
****	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders’ Equity averaged for start and end of the twelve months.

LEGGETT & PLATT	July 19, 2007

SEGMENT RESULTS	SECOND QUARTER			YEAR TO DATE
(In millions.)	2007	2006*	Change	2007	2006*	Change
External Sales
Residential Furnishings	$606.9	$640.0	(5.2)%	$1,239.9	$1,279.4	(3.1)%
Commercial Fixturing & Components	246.5	257.3	(4.2)%	472.3	498.8	(5.3)%
Aluminum Products	131.1	153.4	(14.5)%	259.6	297.7	(12.8)%
Industrial Materials	131.4	121.0	8.6%	252.4	250.4	0.8%
Specialized Products	200.2	183.9	8.9%	386.2	353.1	9.4%

Total	$1,316.1	$1,355.6	(2.9)%	$2,610.4	$2,679.4	(2.6)%

Inter-Segment Sales
Residential Furnishings	$3.9	$6.8		$7.8	$13.0
Commercial Fixturing & Components	7.9	4.3		13.7	9.6
Aluminum Products	3.4	3.6		6.9	7.0
Industrial Materials	64.7	71.2		134.8	147.5
Specialized Products	11.9	11.0		22.7	23.4

Total	$91.8	$96.9		$185.9	$200.5

Total Sales
Residential Furnishings	$610.8	$646.8	(5.6)%	$1,247.7	$1,292.4	(3.5)%
Commercial Fixturing & Components	254.4	261.6	(2.8)%	486.0	508.4	(4.4)%
Aluminum Products	134.5	157.0	(14.3)%	266.5	304.7	(12.5)%
Industrial Materials	196.1	192.2	2.0%	387.2	397.9	(2.7)%
Specialized Products	212.1	194.9	8.8%	408.9	376.5	8.6%

Total	$1,407.9	$1,452.5	(3.1)%	$2,796.3	$2,879.9	(2.9)%

EBIT
Residential Furnishings	$43.3	$56.9	(24)%	$103.1	$106.0	(3)%
Commercial Fixturing & Components	17.9	22.0	(19)%	28.6	34.4	(17)%
Aluminum Products	3.2	17.5	(82)%	8.5	31.1	(73)%
Industrial Materials	13.6	12.9	5%	27.0	28.4	(5)%
Specialized Products	15.6	10.3	51%	27.5	16.1	71%
Intersegment eliminations	(1.8)	0.8		(2.5)	(0.3)
Change in LIFO reserve	0.8	(2.0)		1.6	(2.0)

Total	$92.6	$118.4	(22)%	$193.8	$213.7	(9)%

EBIT Margin**			Basis Pts			Basis Pts
Residential Furnishings	7.1%	8.8%	(170)	8.3%	8.2%	10
Commercial Fixturing & Components	7.0%	8.4%	(140)	5.9%	6.8%	(90)
Aluminum Products	2.4%	11.1%	(870)	3.2%	10.2%	(700)
Industrial Materials	6.9%	6.7%	20	7.0%	7.1%	(10)
Specialized Products	7.4%	5.3%	210	6.7%	4.3%	240

Overall from Continuing Operations	7.0%	8.7%	(170)	7.4%	8.0%	(60)

*       Prior years’ results have been restated to reflect Prime Foam as discontinued operations, and an organizational move of a few small operations from Commercial Fixturing & Components to Industrial Materials.

**     From Continuing Operations. Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS	2006				2007
Selected Figures (restated for discontinued ops.)	1Q	2Q	3Q	4Q	1Q	2Q
Trade Sales ($ million)	1,324	1,356	1,368	1,266	1,294	1,316
Sales Growth (vs. prior year)	4.3%	6.0%	4.0%	(2.0)%	(2.2)%	(2.9)%
EBIT ($ million)	95.3	118.4	133.1	113.0	101.2	92.6
EBIT Margin	7.2%	8.7%	9.7%	8.9%	7.8%	7.0%
Net Earnings ($ million)	62.1	84.2	84.0	70.0	75.7	60.0
Net Margin	4.7%	6.2%	6.1%	5.5%	5.8%	4.6%
EPS (diluted)	$0.33	$0.45	$0.45	$0.38	$0.41	$0.33
EBITDA ($ million)	139	163	177	157	145	139
Cash from Operations ($ million)	148	68	94	170	149	93
Net Debt to Net Capital	27%	28%	29%	28%	27%	27%
Return on Equity (trailing twelve months)	10%	11%	12%	13%	14%	12%

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Furnishings	(0.1)%	0.2%	1.2%	(4.8)%	(4.7)%	(7.1)%
Commercial Fixturing & Components	1.2%	1.1%	(5.6)%	(4.0)%	(6.3)%	(2.7)%
Aluminum Products	4.6%	5.1%	11.0%	0.2%	(10.6)%	(14.3)%
Industrial Materials	(12.9)%	(11.1)%	(8.5)%	(5.9)%	(5.2)%	(2.4)%
Specialized Products	(4.8)%	2.3%	(0.8)%	2.3%	7.6%	5.4%
Overall from Continuing Operations	(0.5)%	0.8%	0.1%	(2.8)%	(3.7)%	(4.8)%